                                                                   Exhibit 12.1


                             STC Broadcasting, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                          (In Thousands, Except Ratio)

                                        Year ended December 31, 1996     Three months ended March 31, 1997
                                          Historical      Pro Forma         Historical          Pro Forma
                                        ----------------------------     ---------------------------------
Earnings:

        Loss before income taxes         $       (92)    $  (16,670)       $   (2,381)         $   (5,827)
        Interest expense and amort-
           ization of Deferred
           Financing Costs                     6,072         12,917             1,699               3,230
        Dividends and accretion on
           Redeemable Preferred Stock              0          4,332               361               1,083
                                         --------------------------        ------------------------------
                Total Earnings (loss)    $     5,980     $      579        $     (321)         $   (1,514)
                                         ==========================        ==============================
Fixed Charges:

        Interest expense and amort-
           ization of Deferred
           Financing Costs               $     6,072     $   12,917       $     1,699          $    3,230
        Dividends and accretion on
           Redeemable Preferred Stock              0          4,332               361               1,083
                                         --------------------------       -------------------------------
                Total Fixed Charges      $     6,072     $   17,249       $     2,060          $    4,313
                                         ==========================       ===============================

Ratio (deficiency) of earnings to fixed
  charges (1)                                    1.0        (16,670)           (2,381)             (5,827)




(1)  If the ratio is less than 1.0x, the deficiency is shown.